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NEWS RELEASE
FOR IMMEDIATE RELEASE                                    Company Contact:
                                                         Stanley J. Musial
                                                         Chief Financial Officer
                                                         (302) 456-6789
                                                         www.sdix.com

  Strategic Diagnostics Announces that Microtox has been Proposed by US EPA for
                      Whole Effluent Toxicity Applications

NEWARK, Del., - April 7, 2004 - Strategic Diagnostics Inc. (Nasdaq: SDIX) - a leading provider of rapid analytical, and bio-detection test systems for the food safety and water quality markets, today announced that the US EPA has published a proposal to add Microtox(R) Toxicity Test Technology to the approved methods for Whole Effluent Toxicity Testing. The proposal was included in a package of analytical methods updates under the title "Guidelines Establishing Test Procedures for the Analysis of Pollutants Under the Clean Water Act; National Primary Drinking Water Regulations; and National Secondary Drinking Water Regulations; Analysis and Sampling Procedures; Proposed Rule" and published in the Federal Register on April 6, 2004. Microtox(R) technology is discussed on pages 18171 through 18173 under the subheading "Whole Effluent Toxicity Alternate Test Procedure - Microtox(R)."

Microtox(R) technology is a biosensor-based measurement system for toxicity and provides a rapid, inexpensive and effective way to detect toxicity caused by a wide range of organic or inorganic contaminants. Microtox(R) technology is often favored over traditional test methods that use fish, water fleas and other organisms as test species, because the test is much easier to conduct, offers rapid results, is significantly less expensive and can be run in its entirety by the operators or analysts at the treatment plant, eliminating the need to send samples out to commercial laboratories.

National Pollutant Discharge Elimination System (NPDES) permits are issued under the authority of the Clean Water Act to prevent the discharge of "toxic pollutants in toxic amounts" to the waterways of the United States. Whole Effluent Toxicity (WET) Tests are conducted using specific methodology and specific test organisms to measure the impact of industrial and municipal effluents on the resident species in the receiving waters into which the effluent is discharged. The EPA states that there are over 200,000 NPDES permit holders in the United States and any of these wastewater dischargers may be required to use WET testing during a Toxicity Identification Evaluation or Toxicity Reduction Evaluation. Approximately 6,500 municipal and industrial wastewater dischargers are required by law to conduct and report the data from toxicity testing at intervals ranging from daily to quarterly.

Commenting on the publication of the recommendation, Matthew Knight, President and CEO of Strategic Diagnostics said, "Microtox(R) technology is one of the most widely evaluated platforms for toxicity screening in the world. It is already used as a standard WET method in Spain, Italy and other western countries. We believe that Microtox(R) represents a significant enhancement to existing methods for WET testing. Using Microtox(R) for WET testing compliance will enhance a municipal or industrial wastewater treatment plant's ability to respond much more quickly to identify potential toxins either entering or exiting their systems. We believe that this can dramatically reduce operating expense for our customers and improve conformance to discharge standards. The Microtox(R) test assay is much faster and less expensive than assays using other bio-systems. We are looking forward to supporting and working closely with the EPA during this significant rulemaking process."


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About Strategic Diagnostics Inc.

SDI is a leading provider of biotechnology-based diagnostic tests for a broad range of agricultural, industrial, and water treatment applications. Through its antibody business, Strategic BioSolutions, Strategic Diagnostics also provides antibody and immunoreagent research and development services. SDI's test kits are produced in a variety of formats suitable for field and laboratory use, offering advantages of accuracy, cost-effectiveness, portability, and rapid response.

This news release contains forward-looking statements reflecting SDI's current expectation. When used in this press release, the words "anticipate", "enable", "estimate", "intend", "expect", "believe", "potential", "will", "should", "project" and similar expressions as they relate to SDI are intended to identify said forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, which may cause actual results to differ from those anticipated by SDI at this time. Such risks and uncertainties include, without limitation, changes in demand for products, delays in product development, delays in market acceptance of new products, inability to obtain required government approvals, modifications of government regulations, modifications to development and sales relationships, construction delays or cost overruns in the Maine expansion project, delays or unanticipated costs relating to the consolidation of the California facility, the ability to meet increased market demand, the ability to achieve anticipated growth, increasing dependence on the sale of certain products, competition, seasonality, and other factors more fully described in SDI's public filings with the U.S. Securities and Exchange Commission.